Privileged and Confidential

June [__], 2020

[NAME]

Re:  Retention Bonus
Dear [NAME]:
On behalf of Ascena Retail Group, Inc. (together with its subsidiaries, the “Company”), I am pleased to offer you the opportunity to receive a cash retention bonus in the amount of $[__] (the “Retention Bonus”), if you agree to the terms and conditions contained in this letter agreement (this “Agreement”) by executing and returning a copy of this Agreement to the Company. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 2.
1.Retention Bonus. The Company will pay you the Retention Bonus on or about June 22, 2020.
(a)[Once paid to you, the Retention Bonus will vest and become non-forfeitable on December 31, 2020 (the “Vesting Date”)] OR [You will vest and obtain a non-forfeitable right to $275,000 of the Retention Bonus on August 31, 2020 and the remaining $328,125 of the Retention Bonus on December 31, 2020 (each of August 31, 2020 and December 31, 2020, a “Vesting Date”), in each case], subject to your continued employment with the Company on the Vesting Date and the other terms and conditions set forth herein.
(b)[You agree that in the event your employment with the Company terminates prior to the Vesting Date for any reason other than a Qualifying Termination, you will be required to repay to the Company, within thirty (30) days of such termination, the After-Tax Value of the Retention Bonus.] OR [You agree that in the event your employment with the Company terminates prior to the last Vesting Date for any reason other than a Qualifying Termination, you will be required to repay to the Company, within thirty (30) days of such termination, the After-Tax Value of the Unvested Portion of the Retention Bonus.]
(c)Notwithstanding anything to the contrary contained herein, in the event of your Qualifying Termination before the [last] Vesting Date, subject to your execution and non-revocation of a waiver and general release of claims, in the form provided by the Company and as further described in the Executive Severance Plan, within thirty (30) days of your Qualifying Termination date (or such longer period as may be required to obtain a valid release of all covered claims), you will not be required to repay to the Company any portion of the Retention Bonus.
(d)For the avoidance of doubt, a leave of absence approved by the Company shall not constitute a termination of your employment for purposes of this Agreement.
2.Definitions. For purposes of this Agreement:
(a)“After-Tax Value of the [Unvested Portion of the] Retention Bonus” means the gross amount of the unvested and forfeitable portion of the Retention Bonus as of your non-Qualifying Termination date, net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of the repayment described above. The Company shall determine in good faith the After-Tax Value of the [Unvested Portion of the] Retention Bonus, which determination shall be conclusive and binding.
(b)“Cause” has the meaning set forth in the Executive Severance Plan.
(c)“Disability” has the meaning set forth in the Executive Severance Plan.
(d)“Executive Severance Plan” means the Ascena Retail Group, Inc. Executive Severance Plan, as amended and restated as of May 26, 2020.
(e)“Good Reason” has the meaning set forth in the Executive Severance Plan.
(f)“Qualifying Termination” means the termination of your employment (i) by the Company for a reason other than Cause, (ii) due to your death or Disability or (iii) by you for Good Reason.
3.Release. As a condition to receiving the Retention Bonus, you hereby agree to release any and all Claims (as defined below) against the Company, its affiliates and their respective directors, officers and employees. “Claims” means claims, charges or complaints for, or related to, any breach of contract, violation of any statute or law, or tortious conduct occurring, or based on events occurring, on or before the date of this Agreement; provided, that, Claims do not include, and you are not releasing: (a) any claims that may not be released as a matter of law, (b) any claims or rights that arise after you sign this Agreement, (c) any claims or rights with respect to accrued compensation or benefits, (d) any claims or rights for indemnification, advancement of defense costs or other fees and expenses and related matters, arising as a matter of law or under the organizational documents of the Company or its affiliates or under any applicable insurance policy with respect to your liability as an employee, director, manager or officer of the Company or its affiliates, and (e) any claims or rights under the directors and officers and other insurance policies of the Company and its affiliates.
4.Reaffirmation of Existing Restrictive Covenants. By entering into this Agreement, you hereby reaffirm, and agree to be bound by, all of your existing restrictive covenant obligations in favor of the Company.
5.Withholding Taxes. The Company may withhold from the Retention Bonus payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.
6.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its affiliates or their respective successors) or interfere in any way with the right of the Company (or its affiliates or their respective successors) to terminate your employment at any time, without notice, and for any or no reason.
7.Interaction with Other Arrangements. The Retention Bonus is a special payment to you[, and expressly supersedes and replaces your outstanding retention bonus opportunity payable on August 31, 2020 pursuant to that certain Retention Offer Letter Agreement, by and between you and the Company, dated as of May 1, 2019 (the “Prior Bonus Arrangement”)]. Neither the Retention Bonus nor payment thereof will be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company or its affiliates, unless such plan or agreement expressly provides otherwise.

8.Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of New York, without giving effect to its conflicts of law provisions. Each party irrevocably agrees that any legal action, suit or proceeding arising out of or in connection with this Agreement (each, a “Proceeding”) shall be brought exclusively in a New York state or a federal court sitting in New York County, New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Proceeding.
9.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
10.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes [(a) any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral, and (b) the Prior Bonus Arrangement] OR [any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral]. Notwithstanding anything to the contrary in the foregoing, the parties hereto expressly agree that nothing in this Agreement supersedes, replaces or otherwise modifies the terms or interpretation of any other written agreements between you and the Company or any its affiliates with respect to other subject matters. This Agreement may be amended or modified only by a written instrument executed by you and the Company.
11.Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Retention Bonus, the intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.
12.Administration. The Company shall have full power and authority to construe and interpret this Agreement, and any interpretation by the Company shall be binding on you and your representatives and shall be accorded the maximum deference permitted by law. The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Agreement at any time; provided, that, except as required by law, in no event shall any such action adversely affect your rights without your prior written consent. Subject to the foregoing, this Agreement shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.
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        This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date and return one copy of this Agreement to Dahlia Belinkie, Vice President, Total Rewards. You should make a copy of the executed Agreement for your records. Please note that you must sign and return this Agreement to the Company by no later than June [__], 2020, in order to receive the benefits provided hereunder.
Very truly yours,

             Gary Muto
             Chief Executive Officer

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.
Dated: ______________, 2020
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Signature Page to Retention Bonus Agreement